Exhibit 99.1  Form of Subscription Agreement

SUBSCRIPTION AGREEMENT

OxySure Systems, Inc.
10880 John W. Elliot Drive,
Suite 600
Frisco, Texas 75034
(972) 297-6450

Attention:  Julian Ross

Re:  Prospectus, dated ______________ 2008

Dear Mr. Ross:

The undersigned investor ("Investor") in this Subscription Agreement ("Agreement") hereby acknowledges receipt of the prospectus ("Prospectus"), dated __________________, 2008 of OxySure Systems, Inc., a Nevada corporation, and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus. The Investor agrees that this Agreement is subject to availability and acceptance by OxySure Systems, Inc.

The Investor hereby subscribes for ____________ shares of OxySure Systems, Inc's common stock ("Common Stock") at $0.10 per share, for an aggregate purchase price of $____________.  Enclosed is the Investor's check which shall be made payable to "Delos Stock Transfer- Escrow Account," with OxySure Systems, Inc written on the reference line of the check.  The check is to be sent care of OxySure Systems, Inc. at the above listed address for the Company.

Accepted and Agreed

Signature of Investor
Print Full Name
Street Address
City, State, Zip
Email Address
Area Code and Telephone Number
Social Security Number/Tax I.D. Number

Accepted and Agreed:
OxySure Systems, Inc.

By:_____________________________________
                    Julian Ross
President and Chief Executive Officer